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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (Amendment No. )(1)


                                 MEDSCAPE, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                  585046 100 5
                                 (CUSIP Number)

                               SEPTEMBER 27, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)
         / / Rule 13d-1(c)
         /X/ Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  585046 100 5              13G                      PAGE 2 OF 5 PAGES

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           JEFFREY L. DREZNER, M.D., PH.D.


    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [  ]
                                                                  (b) [  ]

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES


                                     5    SOLE VOTING POWER
            NUMBER OF                     3,431,817.5
             SHARES
          BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY
              EACH                   7    SOLE DISPOSITIVE POWER
            REPORTING                     3,431,817.5
             PERSON
              WITH                   8    SHARED DISPOSITIVE POWER

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,431,817.5

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [   ]

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.7%

   12      TYPE OF REPORTING PERSON*

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.  585046 100 5              13G                      PAGE 3 OF 5 PAGES


ITEM 1(a).        NAME OF ISSUER:

                  Medscape, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  134 West 29th Street, New York, New York 10001-5399


ITEM 2(a).        NAME OF PERSON FILING:

                  Jeffrey L. Drezner, M.D., Ph.D.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Medscape, Inc., 134 West 29th Street, New York, New York 10001-5339

ITEM 2(c).        CITIZENSHIP:

                  United States


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e).        CUSIP NUMBER:

                  585046 100 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A: N/A

   (a)   [  ]  Broker or dealer registered under Section 15 of the Exchange Act


   (b)   [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act


   (c)   [  ]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act


   (d)   [  ]  Investment company registered under Section 8 of the Investment
               Company Act


   (e)   [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)


   (f)   [  ]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F)


   (g)   [  ]  A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G)


   (h)   [  ]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act


   (i)   [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

   (j)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

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CUSIP NO.  585046 100 5              13G                      PAGE 4 OF 5 PAGES


ITEM 4.  OWNERSHIP.

 (a)  Amount beneficially owned:

      3,431,817.5


 (b)  Percent of class:


      7.7%(1)

 (c)  Number of shares as to which such person has:


     (i)   Sole power to vote or to direct the vote        3,431,817.5


    (ii)   Shared power to vote or to direct the vote      0


   (iii)   Sole power to dispose or to direct the disposition of    3,431,817.5


    (iv)   Shared power to dispose or to direct the disposition of  0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.   CERTIFICATIONS.

           N/A


(1) Based on 44,661,094 shares of Common Stock outstanding as of December 31, 1999.

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CUSIP NO.   585046 100 5             13G                      PAGE 5 OF 5 PAGES


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        March  27, 2000
                                                     --------------------
                                                            (Date)


                                                /s/ Jeffrey L. Drezner
                                                -------------------------------
                                                          (Signature)



                                                Jeffrey L. Drezner, M.D., Ph.D.
                                                -------------------------------
                                                         (Name/Title)